Exhibit 12


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
Main Place Funding, LLC
Ratio of Earnings to Fixed Charges
----------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)


                                            Six Months       Year          Year         Year          Year         Year
                                              Ended         Ended         Ended         Ended        Ended         Ended
                                             June 30     December 31   December 31   December 31  December 31   December 31
                                               2000          1999          1998         1997          1996         1995
----------------------------------------------------------------------------------------------------------------------------
Income before taxes                           $ 462,444    $ 1,257,141   $2,341,426   $1,294,152     $ 216,709     $ 48,070

Fixed charges:
     Interest expense                           184,086        477,810    1,056,419      595,818       255,318      145,822
     Amortization of debt discount and
       appropriate issuance costs                 1,498          3,306        3,128        3,713         2,856          983
                                           ---------------------------------------------------------------------------------
        Total fixed charges                     185,584        481,116    1,059,547      599,531       258,174      146,805

Earnings before fixed charges                 $ 648,028    $ 1,738,257   $3,400,973   $1,893,683     $ 474,883    $ 194,875
                                           =================================================================================

Fixed charges                                 $ 185,584      $ 481,116   $1,059,547    $ 599,531     $ 258,174    $ 146,805
                                           =================================================================================

Ratio of Earnings to Fixed Charges                 3.49           3.61         3.21         3.16          1.84         1.33

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